Exhibit 10.1

December 19, 2024

Mr. Stephen Weiland

CFO

Hyzon Motors USA, Inc.

599 S Schmidt Rd.

Bolingbrook, Illinois 60440

Re: Engagement to Provide Interim Management Services to Hyzon Motors USA, Inc.

Dear Mr. Weiland,

The purpose of this letter (this “Engagement Letter”) is to confirm our mutual understanding of the scope and terms for the engagement by Hyzon Motors USA, Inc. together with its direct and indirect subsidiaries (“Company”) of Riveron Management Services, LLC (“Riveron”) and/or any entity controlling, controlled by or under common control with Riveron (each, an “Affiliate”, and collectively, the “Riveron Entities”). This Engagement Letter and the attached Schedules A, B, C and D, together constitute the agreement governing the engagement (the “Agreement”).

Scope of Engagement. Riveron will provide the Company with the personnel identified on Schedule B, Fees and Expenses (the “Temporary Staff”) for the positions, titles and pay rates set forth on such Schedule B, and the duties, tasks and other services set forth on Schedule A, Additional Tasks and Duties (the “Services”). Company may also from time to time enter one or more Statements of Work with Riveron or any Riveron Affiliate (each, a “Statement of Work”) under the Agreement.

Fees and Expenses. The Company will compensate Riveron for its services, and reimburse Riveron for its expenses, as set forth in Schedule B, Fees and Expenses.

General Terms and Conditions. The Agreement is subject to the terms and conditions set forth in Schedule C, General Terms and Conditions.

Officer Conditions. Any Temporary Staff Officers listed on Schedule B who are to assume a Temporary Staff Officer position (as defined in Section 5(a)) will not be officers of the Company until (a) Riveron receives duly authorized consent resolutions of the Board of Directors of the Company evidencing the officer appointments of Temporary Staff Officers (“Resolutions”); (b) Riveron determines that the Company has director and officer liability insurance (“D&O Insurance”) in an amount and with coverage reasonably acceptable to Riveron; (c) Riveron confirms that each Temporary Staff Officer is covered by the Company’s D&O Insurance policy; and (d) Riveron confirms that there are no claims against the D&O Insurance policy that would render the amount of the policy unacceptable to Riveron; (a) through (d), collectively, the “Officer Conditions”). The Company will use its best efforts to satisfy the Officer Conditions no later than 5 days after the date of this Agreement.

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If you agree with the terms of the Agreement, please sign and date this Engagement Letter below and return a copy to the undersigned. In addition, please execute a wire transfer for payment of any required upfront fees and/or retainers, in accordance with the instructions on Schedule B. This Agreement shall become effective upon receipt of payment of any required upfront fees and/or retainers, and signed Engagement Letter, at which time we will commence work.

We very much appreciate the opportunity to serve as advisors to the Company.

Sincerely,

Riveron Management Services, LLC

By:	/s/ Steven Wybo	Date: December 19, 2024
Name:	Steven Wybo
Title:	Senior Managing Director

Agreed and accepted: Hyzon Motors USA, Inc., on its own behalf, and on behalf of its direct and indirect subsidiaries and affiliates
By:	/s/ Stephen Weiland	Date: December 19, 2024
Name:	Stephen Weiland
Title:	Chief Financial Officer

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Schedule A

Description of Services

1.	Lead Company wind-down and dissolution activities and actions reporting directly to the Board of Directors;

2.	Oversee all cash and liquidity management;

3.	In conjunction with the Company’s management and legal counsel, prepare ongoing forecasting of the cash flows;

4.	Manage wind-down and dissolution negotiations with key vendors, creditors and other relevant constituents of the Company;

5.	Determine and analyze solutions to minimize risk and seek recoveries through financial and other protective accommodations;

6.	Advise the Board on wind-down and liquidation matters;

7.	If requested, assist the Company with potential sale or similar transaction activities;

8.	Assist the Company in wind-down and dissolution communications with key constituents, as requested, including lenders, equity holders, customers, and/or other stakeholders; and

9.	Other services as directed by the Company and as agreed to by Riveron.

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Schedule B

Fees and Expenses

1.	Fees. Riveron will charge the Company for the Services performed by the Temporary Staff based upon the actual number of hours incurred at the following hourly rates:

Temporary Staff	Description of Role and Duties, including those attendant to any office	Hourly Rate
Glenn Kushiner	Chief Restructuring Officer	$750

In addition to the duties attendant to any office set forth above, duties will include those set forth on Schedule A.

The parties agree that this Schedule B can be amended to add or delete staff. Riveron’s billing shall be treated by the parties as such amendments.

Our fees of our other personnel that may become Temporary Staff for the Company from time to time under this Agreement will be based on the hours charged at our houwrly rates, as follows:

Position	Hourly Rate
Managing Director to Senior Managing Director	$800 - $1,200
Director to Senior Director	$695 - $885
Manager to Associate Director	$595 - $685
Associate to Senior Associate	$465 - $585
Administrative to Analyst	$275 - $390

Steve Wybo and David Rainey’s hourly rates will be $900 and $565, respectively. Riveron’s hourly rates are subject to periodic adjustment.

2.	Expenses. In addition to the Fees set forth in this Schedule B, the Company shall pay directly, or reimburse Riveron upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with the Services, such as travel, meals, reasonable attorney fees, and delivery services. Riveron can provide documentation of such expenses upon request. In addition, Riveron charges an administrative, technology & support fee equal to 1% of Riveron’s professional fees. This charge covers Riveron’s indirect internal costs of performing the Services, including document production; industry, market and accounting research information and tools; and other services in support of Riveron’s performance of its Services.

3.	Retainer. The Company will pay Riveron a retainer in the amount of $100,000 (the “Retainer”).

The Retainer will be applied as follows:

a)	In the event that the Company intends to file for bankruptcy protection, then immediately prior to the filing, Riveron will apply the Retainer to all amounts due; provided that amounts drawn against the Retainer may include an estimate of fees and expenses incurred by Riveron, but not billed prior to the filing date. Subsequent to the bankruptcy filing, Riveron shall true-up the estimate of fees and expenses to actual fees and expenses incurred pre-petition and the Retainer balance will be adjusted accordingly. Any fees and expenses incurred which exceed the Retainer will be owed and paid as allowed by the bankruptcy court. The excess Retainer, if any, will be an evergreen retainer. Any excess Retainer will be refunded to the Company at the conclusion of the engagement, without interest; or

b)	if the Company does not file a bankruptcy petition, the Retainer will be applied to Riveron’s invoices as they are issued. Payments on invoices will be used to replenish the Retainer. At the conclusion of the engagement, any excess Retainer will be refunded to the Company, without interest. Riveron reserves the right to require that the Company increase the Retainer amount as Riveron deems necessary.

4.	Invoicing and Payment. Riveron will submit invoices for its fees and expenses weekly or periodically as required by the parties. Riveron’s fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company. All invoices will be due and payable upon receipt receipt and are payable via wire transfer of U.S. funds in accordance with the following instructions:

[REDACTED]

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Schedule C

General Terms and Conditions

These General Terms and Conditions (“Terms”) are incorporated into the Agreement that includes the Engagement Letter to which these Terms are attached.

All defined terms shall have the meanings ascribed to them in the Engagement Letter, the Schedules attached to the Engagement Letter, and these Terms. The Company and Riveron are each a “party,” and together the “parties.” . The headings and titles in these Terms are for convenience only.

1.	Nature of the Engagement

(a)	Limited Scope. The Services set forth in Schedule A are limited to those that the Company has determined will best meet its needs. The Services should not be relied upon to disclose errors, irregularities (including fraud or defalcations), or illegal acts that may exist or have occurred. The ultimate depth and scope of Riveron’s work and analysis will necessarily be limited by time limitations, scope of Services limitations, and the availability and sufficiency of relevant information.

(b)	No Audit or Attestation. Riveron is a management consulting firm and not a CPA firm. Riveron’s services will not include or constitute an audit, attest opinion, verification, tax compliance, review or compilation of the information that Riveron is provided, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS, the PCAOB or other such state and national professional bodies. Accordingly, Riveron will not express a conclusion or provide any other form of assurance on the completeness or accuracy of the Company’s financial or tax information. The Services do not include legal, tax, accounting, insurance, or similar professional services, which are typically outsourced. The Services also do not include investment banking, investment advice, or the Company’s engagement of Riveron in connection with the purchase, sale or exchange of securities.

(c)	No Representations or Warranties. None of the Riveron Entities have made any representations, warranties, or guarantees of any nature as to the success or satisfactory conclusion of this engagement or as to the economic, operational, financial or other results which may be obtained or experienced by the Company. Nothing in this Agreement or any statement by the Temporary Staff constitutes a guarantee or a promise regarding such results or outcomes. Any comments about the outcome of the Company’s matter are simply expressions of judgment and are not binding on Riveron.

2.	Company Responsibilities

(a)	Company Oversight and Direction. The Company shall assign a qualified person to oversee the Services and will be responsible for all Company decisions related to the scope of the Services.

(b)	Access to Records and Personnel. the Temporary Staff requires certain information, data, and opinions from or on behalf of the Company (“Company Information”) in order for Riveron to provide the Services. The Company agrees to provide (or to cause others to provide) to the Temporary Staff Company Information, along with resources and assistance that Riveron reasonably requires to perform the Services, including access to Company personnel (where applicable). Temporary Staff Officers shall have appropriate access to the Company’s management, lenders and other stakeholders. The Company agrees that Company Information it provides will be accurate, complete, and not materially misleading. Any books, records and reports the Company provides will be of reasonable organization and quality. Riveron may rely on all Company Information made available to it, including the accuracy and validity of any data disclosed to it or supplied to it by the Company. Riveron has no responsibility to evaluate the reliability, validity, completeness, sufficiency, or accuracy of the information it is provided. Absent a written request from the Company and written acceptance by Riveron, Riveron will not update or confirm any data Riveron receives.

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(c)	Projections. The Company understands that the Services provided may include the preparation of projections and other forward-looking statements. Riveron will rely on Company Information in the event Riveron prepares such projections and forward-looking statements. Numerous factors, in addition to the accuracy of Company Information, can affect the actual results of the Company’s operations, which may be materially and adversely different from the projections. Riveron does not guarantee the Company’s future performance.

(d)	D&O Insurance. At the request of Riveron, the Company shall provide Riveron with a copy of its current D&O Insurance policy, a certificate of insurance evidencing it is in full force and effect, and any other documents Riveron may reasonably request evidencing such coverage. The Company shall maintain D&O coverage for the Temporary Staff Officers for so long as claims can be made against them on account of their role as officers of the Company. The Company disclaims any right to distribution on behalf of the Temporary Staff Officers. In the event that the Company does not maintain satisfactory insurance coverage at any point during this engagement, Riveron may purchase a separate D&O policy that will cover Temporary Staff Officers only. The cost of this policy shall be billed to the Company as an out-of-pocket expense.

(e)	Actual or Potential Bankruptcy Filings. If the Company files for relief under the Bankruptcy Code during the term of the Agreement:

(1)	The Company shall (i) apply promptly to the bankruptcy court for approval of Riveron’s retention under the terms of the Agreement, nunc pro tunc to the date of the bankruptcy filing, (ii) provide Riveron draft copies of all pleadings in connection with the same for approval, and (iii) use its best efforts to obtain bankruptcy court approval. Riveron shall have no obligation to provide any Services under this Agreement unless and until Riveron’s retention under the terms of this Agreement is approved by a final order of the bankruptcy court in form and substance acceptable to Riveron.

(2)	In the event the bankruptcy court approves Riveron’s retention by the Company pursuant to the application process described in this Section, the Company shall pay Riveron’s fees and expenses associated with any order (i) approving Riveron’s retention and (ii) approving Riveron’s fees and expenses.

3.	Confidentiality

(a)	General. Each of Riveron and the Company acknowledges that material and information which has or will come into its possession or knowledge in connection with this Agreement and the performance of the Services may include trade secrets and other confidential and proprietary data of the other party (collectively, “Confidential Information”).

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(b)	No Unauthorized Disclosure or Use. Each of Riveron and the Company agrees that it shall not disclose or otherwise make known to any third party, other than its employees, independent contractors or agents that have a need to know, any Confidential Information belonging to the other party without the express written consent of the disclosing party. Neither party will use such Confidential Information for any purpose other than fulfilling its obligations under the Agreement. Each party will take the same precautions it takes to protect its own Confidential Information of like kind, to prevent any disclosure of Confidential Information, but in no event less than a reasonable degree of care. Riveron’s non-disclosure obligations under this Section 3 shall apply to the Temporary Staff.

(c)	General Exceptions. This confidentiality undertaking shall not apply to information or data which is (1) in the public domain at the time of receipt or which subsequently becomes part of the public domain through no fault of the recipient, (2) known to the recipient at the time of receipt, or (3) obtained by the recipient on a non-confidential basis from a third-party source which, to the best of the recipient’s knowledge, is not prohibited from disclosing such Confidential Information.

(d)	Subpoenas and Orders. No disclosure of Confidential Information by either party or by the Temporary Staff shall be deemed to be a breach or violation of the Agreement if such disclosure is required to be made in any judicial or administrative proceeding pursuant to a valid subpoena or court order or is otherwise required by applicable law. Prior to such disclosure, the recipient party must give the disclosing party advance notice (to the extent practicable and legally permissible) to enable the disclosing party to take action to protect its rights, at the disclosing party’s discretion. In the event of any subpoena or court order regarding disclosure of Company information, the Company shall pay Riveron for its costs and expenses associated with such subpoena or court order.

(e)	Electronic Transmission. Riveron and the Temporary Staff will transmit information to the Company by e-mail, over the Internet. Should any confidentiality breaches occur because of data transmission over the Internet, the Company agrees that this will not constitute a breach of any obligation of confidentiality that Riveron owes to the Company. If the Company wishes to limit such transmission to information that is not highly confidential, or seek more secure means of communication for highly confidential information, it will need to inform Riveron.

(f)	Confidentiality Duration. The term of this confidentiality undertaking shall commence on the effective date of the Agreement and continue until two (2) years after the Agreement terminates. Riveron will have the right to destroy all Confidential Information and related records, including electronic data, five (5) years after the conclusion of this engagement.

(g)	Disclosures Necessary for Performance. Riveron and the Temporary Staff may make reasonable disclosures of Confidential Information to perform the Services. In addition, Riveron and the Temporary Staff will have the right to disclose to others in the normal course of business: (1) Riveron’s involvement with the Company; and (2) basic information about this engagement as necessary to clear conflicts or make appropriate disclosures in any bankruptcy case in which any Riveron Entity is involved.

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4.	Relationship of the Parties

(a)	Independent Contractor. At all times during the term of the Agreement, Riveron is and shall be an independent contractor in providing the Services to the Company. As an independent contractor, Riveron will have exclusive charge of hiring and paying all compensation and benefits for the Temporary Staff. The Company will not pay the Temporary Staff or Riveron any compensation or benefits, of any kind. Riveron will be responsible for all employment, withholding, income and other taxes incurred in connection with the Temporary Staff. Temporary Staff will not be employees of the Company under this Agreement. Other than Temporary Staff Officers, the Temporary Staff will not have any fiduciary duties or obligations because of the Services.

(b)	No Partnership or Agency. Nothing contained in the Agreement shall be construed as constituting a partnership or joint venture, or the relationship of principal/agent between the parties. Neither party shall have any right to obligate or bind the other in any manner whatsoever.

(c)	Customary Acknowledgement. Riveron may, at its own expense, and with the Company’s prior approval (not to be unreasonably withheld), place announcements on its corporate website, in marketing materials and in financial and other newspapers and periodicals (such as a customary “tombstone” advertisement, including Company’s logos or other identifying marks) acknowledging Company as a client of Riveron and generally describing Riveron’s Services in connection therewith. Riveron agrees to not disclose any specifics of the engagement, and to limit announcements to the names and business description of the parties involved and a general description of Riveron’s Services provided (for example, “IPO assistance”).

(d)	Responding to Subpoenas. In the event Riveron or any Riveron employee or agent is requested or authorized by the Company, or is required by government regulation, subpoena, or other legal process to produce any information or testify as a witness with respect to the Services, the Company will reimburse Riveron for its professional time and expenses, as well as the actual fees and expenses of its counsel, incurred in responding to such requests.

5.	Riveron Personnel; Agreement Not to Solicit

(a)	Riveron Personnel. Riveron will perform the Services using either employees of Riveron, employees of other Riveron Entities, or independent contractors engaged by Riveron (collectively, “Personnel”). Riveron will use all reasonable efforts to ensure ongoing continuity of all assigned Personnel. Temporary Staff who are officers (“Temporary Staff Officers”) shall report to the Company’s Board of Directors.

(b)	No Solicitation. The Company acknowledges (1) the significant investment Riveron has made in the identification, recruitment, training and development of the Personnel and in the building of relationships between such Personnel and Riveron’s other clients, (2) the loss of client billable time resulting from the transition of client files from a departing employee or agent to another employee or agent, (3) that the Company would receive substantial additional value, and Riveron would be deprived of the benefits of its work force, if the Company were to directly employ, engage or contract with any of the Personnel, and (4) the difficulty of placing a monetary value on the Riveron investments, Riveron losses and Company benefits referred to above. Accordingly, the Company agrees that for the duration of the Agreement and for twenty-four (24) months thereafter, neither the Company nor any of its affiliates will employ, engage or contract with any of the Personnel or otherwise induce any of the Personnel to terminate his or her employment or engagement with a Riveron Entity. This Section 5(b) does not prohibit the Company from making general solicitations for employment that are not directly targeted at the Riveron Entities’ employees or agents or from soliciting for employment any individuals who have ceased being employees or agents of the Riveron Entities at least six (6) months prior and unrelated to such solicitation. Regardless of whether the immediately preceding sentence applies, the Company agrees to notify Riveron if it extends an offer of employment to an employee or agent of the Riveron Entities.

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(c)	Limited Exception. From time to time, under limited circumstances, Riveron will consider a request to consent to a waiver of Section 5(b) above in consideration of the Company’s payment of a compensatory fee to Riveron (the “Waiver Fee”). The Waiver Fee shall equal $1 million as fair and reasonable compensation for the loss sustained. The Waiver Fee will be due and payable to Riveron on or before the Company’s hiring of such employee or agent. The Company agrees that, in the event of a sale of substantially all of its assets or a majority of its equity, it will cause the buyer to assume the obligations under this Section 5.

6.	Deliverables; Sharing of Deliverables with Third Parties.

(a)	Company’s Exclusive Use. The Company acknowledges and agrees that any oral or written advice, outlines, recommendations, information, summaries, presentations, memorandums, schedules, written reports or other work product (the “Deliverables”) Riveron or the Temporary Staff provides to the Company under the Agreement are intended for the Company’s sole benefit, and Riveron does not authorize any other party to receive or rely upon such Deliverables (except that the Company’s legal counsel may receive such Deliverables solely for the purposes of their legal representation of the Company). Riveron specifically disclaims any duty of care to others based on the Services or the Deliverables. The Company acknowledges that the Deliverables are intended for use by the Company’s Board of Directors and executive management team only, and the Company will not share such Deliverables with other personnel at the Company without notice to and consent from Riveron.

(b)	Requests for Third Party Access. In the event the Company seeks to disclose any Deliverable to a third party, then (1) the Company shall notify Riveron of the Company’s request to grant such third party access and (2) if such request is approved by Riveron, prior to sharing any such Deliverable the Company shall deliver to Riveron a signed non-reliance letter from such third party in the form prescribed by Riveron.

(c)	Ownership. Upon payment of all amounts due to Riveron in connection with this Agreement, and except as set forth below, all rights to Deliverables that Riveron prepares specifically for and delivers to the Company in connection with this Agreement shall be owned by the Company, subject to the confidentiality and non-disclosure provisions in this Agreement. Riveron may retain copies of any of the Deliverables subject to the confidentiality provisions in this Agreement. Riveron shall retain sole and exclusive ownership of its working papers, methodologies, proprietary information, trade secrets, preexisting materials and software, tools, templates, know-how, processes, models and other intellectual property (including any non-Company specific version of any Deliverables) that Riveron previously developed and used to create the Deliverables or may have discovered or created as a result of the Services (the “Proprietary Information”). If the Deliverables contain Proprietary Information, Riveron grants the Company a non-exclusive, non-assignable license to use the Proprietary Information only in connection with the Deliverables and this Agreement.

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7.	Indemnification; Limitations of Liability

(a)	Indemnification. To the fullest extent permitted by applicable law, Company agrees to indemnify, hold harmless, and defend Riveron or any of its affiliates or any of their respective partners, members, officers, directors, managers, owners, shareholders, agents, employees or controlling persons (collectively, the “Indemnified Persons” and each, an “Indemnified Person” and a “Riveron Party”) from and against any and all third party claims, losses, liabilities, judgments, damages or liabilities (a “Loss”, or collectively, “Losses”) and certain related entities and persons as set forth in this Section 7. If Riveron or any of its affiliates or any of their respective partners, members, officers, directors, managers, owners, shareholders, agents, employees or controlling persons (collectively, the “Indemnified Persons” and each, an “Indemnified Person” and a “Riveron Party”) arising from or relating to the Services or Deliverables under this Agreement, except to the extent finally determined to have resulted primarily from Riveron’s gross negligence or willful misconduct relating to such Services and/or Deliverables. This Agreement and any associated Schedule or Statement of Work shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)	Limitations of Liability. Neither Party shall be liable to the other for consequential, incidental, indirect, punitive or special damages (including loss of profits, data, business or goodwill), regardless of the legal theory advanced or of any notice given as to the likelihood of such damages, excluding only third party damages indemnifiable under Section 7(a)(if any). The Riveron Parties shall not be liable to the Company, or any party asserting claims on behalf of the Company or otherwise, including, without limitation, any of the Company’s equity holders, for any Loss except for direct damages finally determined to be the direct result of Riveron’s gross negligence or willful misconduct. Also, the Riveron Parties shall have no liability arising from or relating to any third party hardware, software, information or materials selected or supplied by Company. The collective liability of the Riveron Parties, if any, in relation to the Agreement or the Services shall be limited in amount to fees actually paid to Riveron by the Company for the Services. The parties acknowledge that the limitations set forth above are integral to the amount of fees charged in connection with the Services, and that were Riveron to assume any further liability, such fees would of necessity be set substantially higher.

8.	Governing Law; Dispute Resolution

(a)	THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS OF SUCH STATE. No action, regardless of form, arising out of the Agreement or the Services may be brought by either party more than two (2) years after the date of completion of the Services, except that an action based upon indemnification or non-payment may be brought at any time consistent with applicable law.

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(b)	In the event of any dispute, claim or controversy arising out of or relating to the Agreement or the Services, including the determination of the scope or applicability of this dispute resolution provision (each, a “Dispute”), the parties shall use their best efforts to settle such Dispute. To this effect, the parties shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties. If the parties do not reach a solution within a period of fifteen (15) days (or such longer period as the parties mutually agree in writing), then, upon notice by any party to the other party, the Dispute shall be finally determined by binding arbitration to occur in New York City before one arbitrator who the parties jointly agree to serve as arbitrator or who shall be selected according to JAMS procedures. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party. Judgment on the award may be entered in any court having jurisdiction. This Section shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(c)	Notwithstanding Section 8(b) above, Riveron, at its option, may pursue any action for non-payment of fees and expenses arising out of or relating to this Agreement by lawsuit in any applicable court. The Company expressly consents to personal jurisdiction in New York and venue in any state or federal court in New York County, New York, for any such lawsuit. The parties waive any right to trial by jury in connection with any such action. The prevailing party in any such action shall be entitled to recovery of its legal fees and expenses incurred in connection with such action.

(d)	Notwithstanding Section 8(b) above, if the Company is the subject of a bankruptcy proceeding while the Agreement is in effect, all disputes under the Agreement shall be brought in the bankruptcy court handling such Chapter 11 case.

9.	Termination and Survival

(a)	Termination. Either the Company or Riveron may terminate the Agreement at any time for any reason upon written notice to the other party. Upon termination, (i) all fees and expenses incurred by Riveron, both billed and unbilled, up through the time and date of termination shall be deemed earned and come payable and (ii) at the option of Riveron, any unpaid amounts shall be set off against the Retainer (if any), with any balance due to either the Company or Riveron paid immediately thereafter.

(b)	Survival. The terms of the Agreement that by their context are intended to apply after termination of the Agreement or completion of the Services, including but not limited to Section 1 and Sections 3 through 11 of these Terms, shall survive any termination and continue to bind all parties.

10.	General

(a)	Entire Agreement. The Engagement Letter and Schedules set forth the entire agreement between Riveron and the Company relating to the Services, and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services.

(b)	Force Majeure. Riveron will not be responsible for any failure or delay in performance due in whole or in part to any cause beyond Riveron’s control.

(c)	No Third-Party Beneficiaries. Except as expressly provided herein, the Agreement is for the sole benefit of the parties hereto, and nothing herein expressed or implied shall give or be construed to give to any other person or entity any legal or equitable rights whatsoever.

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(d)	No Implied Exclusivity. The Company acknowledges that Riveron, subject to its professional obligations, may provide similar services for other clients, including the Company’s competitors.

(e)	Severability. If any term, provision or portion of the Agreement shall be determined to be invalid, void or unenforceable, the remainder of the terms, provisions and portions of the Agreement shall remain in full force and effect.

(f)	Modification. All amendments to this Agreement or any Schedule must be in an instrument in writing signed by each of the parties.

(g)	Notices. All notices under the Agreement shall be in writing. Any notice shall be delivered personally to the recipient, by U.S. mail, or by internationally recognized overnight courier. Any notice shall be deemed to be given only upon actual receipt. All notices required or permitted to be delivered under the Agreement shall be sent, if to Riveron, to: 2515 McKinney Ave., Suite 1600, Dallas, TX 75201, Attention: Chief Financial Officer, with a copy to 155 N. Wacker Drive, Suite 4450, Chicago, IL 60606, Attention: Chief Legal Officer, and via email to legal@riveron.com; and if to the Company, to the address to which the Engagement Letter is addressed, to the attention of the Company’s Chief Executive Officer, or to such other name or address as may be given in writing to the other party.

(h)	Data Protection Laws. The parties mutually intend to comply with all applicable laws and regulations governing the protection of personal data, including without limitation the California Consumer Privacy Act and regulations promulgated thereunder (collectively, “Data Protection Laws”). Accordingly, to the extent that either party will share with the other party data that is reasonably believed to be subject to Data Protection Laws, the parties agree to take appropriate measures and cooperate reasonably in order to ensure compliance with all applicable Data Protection Laws.

(i)	Joint and Several Obligations. If more than one entity is included in the definition of the Company, each such entity shall be jointly and severally liable for the Company’s obligations pursuant to this Agreement.

11.	Disclosure of Pre-existing Relationships

(a)	To the best of Riveron’s knowledge, the Riveron Entities, their members, officers, managers, agents and employees do not have any relationships with the Company or parties in interest of which the Company has made us aware that would create a conflict of interest for Riveron in providing the Services. The Riveron Entities (i) have in the past had, and from time to time have, relationships with parties in interest of the Company in matters unrelated to the Company (“Unrelated Matters”) and (ii) have in the past had relationships with the parties in interest disclosed on Schedule D in matters related to the Company (the “Related Matters”). Riveron does not anticipate the Riveron Entities having any future involvement in the Related Matters.

(b)	By signing the Agreement, the Company thereby (1) waives any conflict of interest relating to performance of professional services by any of the Riveron Entities in connection with the Related Matters, (2) consents to the continued performance of professional services by any of the Riveron Entities in connection with the Unrelated Matters, and (3) releases the Riveron Parties with respect to any claim or liability arising prior to the date of the Agreement, relating to the Related Matters.

(c)	In addition to the Related Matters, from time to time the Riveron Entities may provide services or have business associations with other entities or people with relationships with the Company, including creditors of the Company. The Riveron Entities will not be prevented or restricted from providing services to such other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company’s interests, provided the Riveron Entities make appropriate arrangements to maintain the confidentiality of the Company’s Confidential Information.

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Schedule D

Current & Former Relationships in Related Matters

None.

Disclosure Note:

Riveron has had engagements with multiple customers and vendors of the Company in unrelated matters.

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